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Exhibit 5.1

March 25, 2011

Mission NewEnergy Limited
Unit 4
97 Hector St West
Osborne Park WA 6017
Australia

RE:     Ordinary Shares of Mission NewEnergy Limited (the “Company”)

Dear Sirs:

We have acted as Australian counsel to the Company in connection with the public offering of ordinary shares of the Company (the "Shares") as described in the prospectus contained in the Company's registration statement on Form F-1, as amended to date (the "Registration Statement"), filed by the Company under the U.S. Securities Act of 1933 with the U.S. Securities and Exchange Commission (the "Commission") on November 8, 2010.

For the purposes of this opinion, we have examined and relied upon copies of the following documents:

(a)     the Registration Statement; and

(b)     a draft of the prospectus (the "Prospectus") contained in the Registration Statement.

We have also examined and relied on a director's certificate of the Company dated March 24, 2011 certifying amongst other things, the accuracy and completeness of the constitution of the Company, copies of the minutes of a meeting of the shareholders of the Company held on March 23, 2011 and circular resolutions or minutes of the board of directors of the Company dated October 7, 2010,  December 24, 2010 and February 25, 2011, and such other documents and made such enquiries as to questions of law as we have deemed relevant and necessary in order to render the opinion set forth below.

Baker & McKenzie, an Australian Partnership comprising Australian and Australian registered foreign lawyers, is a member of Baker & McKenzie International, a Swiss Verein

In such examination, we have assumed (a) the genuineness of all signatures; (b) the authenticity of all documents submitted to us as originals; (c) the conformity to original documents of all documents submitted to us as copies (certified or otherwise); (d) the authenticity of the originals of such copies, (e) that all documents submitted to us are true and complete; (f) that resolutions of the directors of the Company that we have relied upon for the purposes of this letter opinion will not be varied or revoked after the date of this letter and that the meetings of the directors of the Company at which the resolutions were considered were properly convened, all directors who attended and voted were entitled to do so, the resolutions were properly passed, and the directors have performed their duties properly and all provisions relating to the declaration of directors’ interests or the power of interested directors were duly observed; (g) the accuracy of any searches obtained from the Australian Securities and Investments Commission in relation to the Company; (h) each natural person signing any document reviewed by us had the legal capacity to do so and to perform his or her obligations thereunder; and (i) each person signing in a representative capacity any document reviewed by us had authority to sign in such capacity.

Based upon and subject to the foregoing, we are of the opinion that:

(a)     the Company is duly incorporated and validly existing under the laws of the Australia in good standing (as such term is not defined under the Australian Corporations Act 2001, meaning solely that there are no current orders for the winding up of, or appointment of a receiver or liquidator for the Company or any notice of its proposed deregistration);

(b)     the issue of the Shares has been duly authorised; and

(c)     when issued and paid for as contemplated by the Prospectus, the Shares will be validly issued, fully paid and non-assessable (for the purpose of this opinion, the term “non-assessable”, when used to describe the liability of a person as the registered holder of shares has no clear meaning under the laws of Western Australia or the Commonwealth of Australia, so we have assumed those words to mean that holders of such Shares, having fully paid all amounts due on such Shares, are under no personal liability to contribute to the assets and liabilities of the Company in their capacities purely as holders of such Shares).

The opinion expressed above is limited to the laws of Western Australia and the Commonwealth of Australia and we do not express any opinion as to the effect of any other laws.

This opinion letter is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated. This opinion letter may not be relied upon by any person or entity other than you, quoted in whole or in part or otherwise referred to in any report or document, furnished to any other person or entity (other than your legal counsel and employees) or relied upon for any purpose other than in connection with the filing of the Registration Statement in connection with the offering of the Shares by the Company.

This opinion letter will be deemed to have been delivered as of the date of effectiveness of the Registration Statement and will speak as of such date.

We hereby consent to the use of our opinion as herein set forth as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the prospectus forming a part of the Registration Statement. In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ BAKER & McKENZIE

Baker & McKenzie